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Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FAVRILLE, INC.

John P. Longenecker hereby certifies that:

        1.    The name of the corporation is FAVRILLE, INC. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on January 21, 2000, an Amended and Restated Certificate of Incorporation was filed on January 26, 2000, an Amended and Restated Certificate of Incorporation was filed on April 13, 2000, an Amended and Restated Certificate of Incorporation was filed on March 23, 2001, a Certificate of Amendment was filed on March 14, 2002, an Amended and Restated Certificate of Incorporation was filed on April 25, 2002, a Certificate of Amendment was filed on March 25, 2003, and an Amended and Restated Certificate of Incorporation was filed on June 23, 2003.

        2.    He is the duly elected and acting Chief Executive Officer of the Corporation.

        3.    Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation of the Corporation was adopted by the Corporation's Board of Directors (the "Board") and stockholders.

        4.    The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

I.

        The name of the corporation is Favrille, Inc. (the "Corporation").

II.

        The address of the Corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901, and the name of the registered agent is CorpAmerica, Inc.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

IV.

        A.    This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Thirty-Three Million Six Hundred Thirty-Four Thousand Six Hundred Sixty-Six (133,634,666). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock this Corporation shall have authority to issue is Seventy-Five Million Six Hundred Thousand (75,600,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Fifty-Eight Million Thirty-Four Thousand Six Hundred Sixty-Six (58,034,666), of which Six Million Forty Thousand (6,040,000) shall be designated "Series A

Preferred Stock", of which Thirteen Million Nine Hundred Forty-Eight Thousand Five Hundred and Three (13,948,503) shall be designated "Series B Preferred Stock", of which Eight Million Seven Hundred Twenty-Five Thousand Four Hundred Fourteen (8,725,414) shall be designated "Series B-2 Preferred Stock" and of which Twenty-Nine Million Three Hundred Twenty Thousand Seven Hundred Forty-Nine (29,320,749) shall be designated "Series C Preferred Stock." The Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock are referred to herein collectively as the "Series Preferred." The Series B Preferred Stock and Series B-2 Preferred Stock are referred to herein collectively as the "Series B/B-2 Preferred."

        B.    The powers, preferences, rights, restrictions, and other matters relating to the Series Preferred are as follows:

          1.     DIVIDENDS.

          a.     Holders of Series C Preferred Stock, in preference to holders of any other stock of the Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Following payment of any dividends payable pursuant to the preceding sentence, holders of Series B/B-2 Preferred, in preference to the holders of any other stock of the Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series B/B-2 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The "Original Issue Price" of the Series A Preferred Stock shall be $1.00 per share, of the Series B/B-2 Preferred shall be $1.22 per share and of the Series C Preferred Stock shall be $1.38 per share (in each case, as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

          b.     So long as any shares of Series C Preferred Stock or Series B/B-2 Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other stock of the Corporation ("Junior Stock"), nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock or Series Preferred by the Corporation pursuant to agreements approved by the Board of Directors which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends (set forth in Section B.1(a) above) on the Series C Preferred Stock and Series B/B-2 Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section B.1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation's Board of Directors. The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

          2.     LIQUIDATION PREFERENCE.

          a.     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any

  Series B/B-2 Preferred, Series A Preferred Stock or Common Stock, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series C Preferred Stock equal to the Original Issue Price plus all declared and unpaid dividends on the Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred Stock held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series C Preferred Stock of the liquidation preference set forth in this Section B.2(a), then such assets shall be distributed among the holders of Series C Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          b.     After the payment of the full liquidation preference of the Series C Preferred Stock as set forth in Section B.2(a) above, before any distribution or payment shall be made to the holders of any Series A Preferred Stock or Common Stock, the holders of Series B/B-2 Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series B/B-2 Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series B/B-2 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B/B-2 Preferred held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B/B-2 Preferred of the liquidation preference set forth in this Section B.2(a), then such assets shall be distributed among the holders of Series B/B-2 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          c.     After the payment of the full liquidation preference of the Series C Preferred Stock and Series B/B-2 Preferred as set forth in Sections B.2(a) and B.2(b) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred Stock equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred Stock held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section B.2(c), then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          d.     After payment to the holders of the Series Preferred of the amounts set forth in Sections B.2(a) and B.2(b) above and Section B.2(c), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by such holders.

          e.     For purposes of this Section B.2, the following events shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series Preferred to receive at the closing in cash, securities or other property (valued as provided in Section B.2(f) below) amounts as specified in Sections B.2(a), B.2(b), B.2(c) and B.2(d) above:

            (i)    any acquisition of the Corporation by means of merger or other form of corporate reorganization in which greater than 50% of the outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction);

            (ii)   a sale of all or substantially all of the assets of the Corporation (an "Asset Transfer"); or

            (iii) unless a majority of the outstanding shares of Series Preferred, voting together as a single class on an as if converted basis, elect otherwise, any reorganization, consolidation, sale or merger of the Corporation pursuant to which the stockholders of the Corporation own less than fifty-one percent (51.0%) of the surviving corporation (an "Acquisition").

          f.      Whenever the distribution provided for in this Section B.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

          3.     VOTING RIGHTS; DIRECTORS.

          a.     Each holder of shares of Series Preferred shall be entitled to that number of votes equal to the number of shares of Common Stock issuable upon conversion of such shares of Series Preferred and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (l) vote for each share of Common Stock held.

          b.     The Board of Directors shall consist of eleven (11) members. Notwithstanding Section B.3(a) above:

            (i)    so long as Alloy Ventures 2000, LLC together with its affiliated entities or persons holds a minimum aggregate of 2,500,000 shares of Series A Preferred Stock, the holders of Series A Preferred Stock, by a majority vote voting together as a single class, shall be entitled to designate one (1) member of the Board of Directors (the "Alloy Director");

            (ii)   so long as Forward Ventures III L.P., Forward Ventures III Institutional Partners L.P. and Forward Ventures IV L.P. together with their affiliated entities or persons hold a minimum aggregate of 2,500,000 shares of Series A Preferred Stock, the holders of Series A Preferred Stock, by a majority vote voting together as a single class, shall be entitled to designate one (1) member of the Board of Directors (the "Forward Director" and together with the Alloy Director, the "Series A Directors");

            (iii) so long as Sanderling Venture Partners V, L.P. together with its affiliated entities or persons holds a minimum aggregate of five percent (5.0%) of the Corporation's outstanding capital stock (calculated on a fully-diluted basis assuming the exercise and conversion of all outstanding options, warrants and other securities convertible into shares of the Corporation's capital stock), the holders of Series B/B-2 Preferred, by a majority vote voting together as a single class, shall be entitled to designate one (1) member of the Board of Directors (the "Series B Director");

            (iv)  the holders of the Series C Preferred Stock, by a majority vote acting together as a single class, shall be entitled to designate three (3) members of the Board of Directors (the "Series C Directors"); and

            (v)   all remaining members shall be elected to the Board of Directors by all classes of the Corporation's capital stock, by a majority vote voting together as provided in Section B.3(a) above.

          c.     Subject to Section B.3(b) above, at any meeting held for the purpose of electing or nominating directors, the presence in person or by proxy of the holders of a majority of (i) the

  Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election or nomination of the Series A Directors, (ii) the Series B/B-2 Preferred, on an as-converted basis, then outstanding shall constitute a quorum of the Series B/B-2 Preferred for the election or nomination of the Series B Director, (iii) the Series C Preferred Stock then outstanding shall constitute a quorum of the Series C Preferred Stock for the election or nomination of the Series C Directors and (iv) all classes of the Corporation's capital stock, on an as-converted basis, then outstanding shall constitute a quorum of all such classes for the election or nomination of all remaining directors. A director can be removed, and can only be removed, from the Board by the holders entitled to appoint such director. A vacancy in any directorship elected solely by (i) the holders of Series A Preferred Stock shall be filled only by the vote of the holders of Series A Preferred Stock, (ii) the holders of Series B/B-2 Preferred shall be filled only by the vote of the holders of Series B/B-2 Preferred, and (iii) the holders of Series C Preferred Stock shall be filled only by the vote of the holders of Series C Preferred Stock; a vacancy in all remaining directorships shall be filled by the vote of the holders of the Corporation's capital stock as provided in Section B.3(b)(iv) above.

          4.     CONVERSION.    The holders of the Series Preferred shall have conversion rights as follows (the "Conversion Rights"):

          a.    Optional Conversion.    Subject to and in compliance with the provisions of this Section B.4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate then in effect (determined as provided in Section B.4(b) below) by the number of shares of Series Preferred, as applicable, being converted.

          b.    Series Preferred Conversion Rate.    The "Series Preferred Conversion Rate" for the Series A Preferred Stock and the Series B/B-2 Preferred shall be the quotient obtained by dividing the applicable Original Issue Price of the Series A Preferred Stock and the Series B/B-2 Preferred by the applicable Series Preferred Conversion Price, calculated as provided in Section B.4(c) below; and for the Series C Preferred Stock shall be the quotient obtained by dividing the applicable Original Issue Price of the Series C Preferred (plus any declared and unpaid dividends) by the applicable Series Preferred Conversion Price, calculated as provided in Section B.4(c) below.

          c.    Series Preferred Conversion Price.    The "Series Preferred Conversion Price" for the Series Preferred shall initially be the applicable Original Issue Price of the Series Preferred. Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section B.4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

          d.    Mechanics of Conversion.    Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section B.4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefore, in Common Stock (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred Stock, Series B/B-2 Preferred being converted and

  (ii) in cash (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          e.    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of Series C Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section B.4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f.    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section B.4(f) to reflect the actual payment of such dividend or distribution.

          g.    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section B.2(c) above or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section B.4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          h.    Reorganizations, Mergers or Consolidations.    If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section B.2(c) above or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section B.4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          i.    Sale of Shares Below Series Preferred Conversion Price.

            (i)    Subject to the provisions of Section B.4(s) below, if at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in Section B.4(i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section B.4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section B.4(e) above, for an Effective Price (as defined in Section B.4(i)(iv) below) less than the then effective Series Preferred Conversion Price of the Series B/B-2 Preferred (the "Series B Preferred Conversion Price") or Series C Preferred Stock (the "Series C Preferred Conversion Price"), then and in each such case the then existing applicable Series B Preferred Conversion Price and/or Series C Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, (x) with respect to the Series B-2 Preferred Stock, to the price at which such Additional Shares of Common Stock are so issued or sold or deemed issued or sold; (y) with respect to the Series C Preferred Stock, beginning on the Original Issue Date and ending on the date that the Corporation has raised an aggregate of $40,000,000 in proceeds from the sale of Additional Shares of Common Stock, to the price at which such Additional Shares are so issued or sold or deemed issued or sold; and (z) with respect to the Series B Preferred Stock and, after such time following the Original Issue Date as the Corporation has raised more than an aggregate of $40,000,000 in proceeds from the sale of Additional Shares of Common Stock, the Series C Preferred Stock, to a price determined by multiplying the applicable Series B Preferred Conversion Price or Series C Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate Consideration Received (as defined in Section B.4(i)(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Preferred Conversion Price or Series C Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of clause (y) of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options, warrants and other convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Series B Preferred Conversion Price or Series C Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section B.4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series B Preferred Conversion Price or Series C Preferred Conversion Price.

            (ii)   For the purpose of making any adjustment required under this Section B.4(i), the "Consideration Received" by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in Section B.4(i)(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

            (iii) For the purpose of the adjustment required under this Section B.4(i), if the Corporation issues or sells (i) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (as defined in Section B.4(i)(iv) below) of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the full exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the full conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

            (iv)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section B.4(i), other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by a minimum two-thirds (2/3) majority of the directors then serving on the Board of Directors; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, (D) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash in connection with a merger, consolidation, acquisition or similar business combination approved by a minimum two-thirds (2/3) majority of the directors then serving on the Board of Directors, and (E) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights, issued pursuant to any leasing arrangement or debt financing from a bank or similar financial institution, or pursuant to any research and development or other strategic partnership, licensing or collaborative arrangements and other similar transactions, approved by a minimum two-thirds (2/3) majority of the directors then serving on the Board of Directors. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section B.4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing (x) the aggregate consideration received, or deemed to have been received, by the Corporation for such issue under this Section B.4(i) for such Additional Shares of Common Stock, by (y) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section B.4(i).

          j.    Additional Adjustment to Series C Preferred Conversion Price.    As of the opening of business on the date of the closing of the first Private Financing (as defined below), if any, that occurs before the earlier of (i) June 30, 2005 and (ii) the consummation by the Corporation of a Qualifying IPO (as defined below), the Series C Preferred Conversion Price (as adjusted to reflect stock dividends, stock splits or recapitalizations that occur after the Original Issue Date) shall be reduced as follows:

            (i)    If the Private Financing results in gross proceeds to the Corporation of at least $15,000,000, the Series C Preferred Conversion Price shall be reduced to the lesser of (A) the price per share of the Preferred Stock sold in the Private Financing and (B) the Original Issue Price of the Series B Preferred Stock, in each case as adjusted to reflect stock dividends, stock splits or recapitalizations that occur after the Original Issue Date;

            (ii)   If the Private Financing results in gross proceeds to the Corporation of less than $15,000,000, then solely at the affirmative election of the holders of at least fifty-one percent (51%) of the outstanding Series C Preferred Stock, voting together as a separate class, the Series C Preferred Conversion Price shall be reduced to the lesser of (A) the price per share of the Preferred Stock sold in the Private Financing and (B) the Original Issue Price of the Series B Preferred Stock, in each case as adjusted to reflect stock dividends, stock splits or recapitalizations that occur after the Original Issue Date; or

            (iii) In the event the Corporation has not consummated a Qualifying IPO or closed a Private Financing on or prior to June 30, 2005, then, as of the opening of business on July 1, 2005, the Series C Preferred Conversion Price shall be reduced to an amount equal to the Original Issue Price of the Series B Preferred Stock (subject to adjustment to reflect stock dividends, stock splits or recapitalizations that occur after the Original Issue Date).

  If the Series C Preferred Conversion Price is subject to adjustment pursuant to this Section B.4(j) and Section B.4(i) above as of the opening of business on the same calendar day, then any reduction to the Series C Conversion Price pursuant to this Section B.4(j) shall be deemed to occur prior to any reduction in the Series C Preferred Conversion Price pursuant to Section B.4(i), and each reference to the Series C Preferred Conversion Price in Section B.4(i) shall mean the Series C Preferred Conversion Price as reduced pursuant to this Section B.4(j). For purposes of this Section B.4(j), "Private Financing" shall mean a bona fide private equity financing involving the issuance and sale by the Corporation of shares of its Preferred Stock or other securities to one or more investors (excluding any issuance or sale of Preferred Stock to the sellers in an acquisition, strategic alliance or other commercial transaction approved by the Corporation's Board of Directors) that occurs after the Original Issue Date.

          k.    Certificate of Adjustment.    In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section B.4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement, as applicable, of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

          l.    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          m.    Automatic Conversion.

            (i)    Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least fifty-one percent (51%) of the outstanding shares of Series A Preferred Stock, or (B) immediately at such time as twenty-five percent (25%) or less of the Series A Preferred Stock authorized hereunder remains outstanding, or (C) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the value of the Corporation immediately prior to the consummation of the public offering, as agreed upon by the Corporation and the managing underwriter of the public offering or, if the Corporation and the managing underwriter cannot agree on the valuation, the value of the Corporation based upon the offering price in such public offering, is at least the greater of (a) $200,000,000 or (b) two times the value of the Corporation immediately following the initial sale of the Series C Preferred Stock, and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $40,000,000 (a "Qualifying IPO"). Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least fifty-one percent (51%) of the outstanding shares of Series B Preferred Stock, or (B) immediately at such time as twenty-five percent (25%) or less of the Series B Preferred Stock authorized hereunder remains outstanding, or (C) immediately upon the closing of a Qualifying IPO. Each share of Series B-2 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least fifty-one percent (51%) of the outstanding shares of Series B-2 Preferred Stock, or (B) immediately at such time as twenty-five percent (25%) or less of the Series B-2 Preferred Stock authorized hereunder remains outstanding, or (C) immediately upon the closing of a Qualifying IPO. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, at any time upon the affirmative election of the holders of at least fifty-one percent (51%) of the outstanding shares of Series C Preferred Stock or (C) immediately upon the closing of a Qualifying IPO. Upon any such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.4(d) above.

            (ii)   Upon the occurrence of any of the events specified in Section B.4(m)(i) above, the outstanding shares of applicable Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.4(d) above.

          n.    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

          o.    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          p.    Notices.    Any notice required by the provisions of this Section B.4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail, with verification of receipt, or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          q.    Payment of Taxes.    The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          r.    No Dilution or Impairment.    Without the consent of the holders of then outstanding Series Preferred as required under Sections B.6(a), B.6(b) and B.6(c) below, the Corporation shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred against dilution or other impairment.

          s.    Pay to Play.    For purposes of this Section B.4(s), the following definitions apply:

            (i)    "Closing" means the original issuance of the New Securities.

            (ii)   "Investor" means a holder of the Corporation's outstanding Series B/B-2 Preferred; provided, however, that affiliated entities will be aggregated together and considered a single "Investor" for purposes of determining whether such Investor has purchased its full Pro Rata Share.

            (iii) "Investor Rights Agreement" means that certain Investor Rights Agreement dated as of the Original Issuance Date by and among the Corporation and the stockholders of the Corporation listed on Schedule A attached thereto, as amended from time to time.

            (iv)  "New Securities" means any sale or issuance by the Corporation in any single transaction or in any series of related transactions of at least $250,000 of Additional Shares of Common Stock at an Effective Price per share that is less than the Series Preferred Conversion Price applicable to the outstanding shares of Series B/B-2 Preferred held by such holder of Series B/B-2 Preferred.

            (v)   "Non-Fully Exercising Eligible Investor" means such term as defined in the Investor Rights Agreement.

            (vi)  "Original Issue Date" means the date on which the Company has sold and issued an aggregate of at least 29,320,749 shares of Series C Preferred Stock.

        In the event that any Investor becomes a Non-Fully Exercising Eligible Investor pursuant to the terms of the Investor Rights Agreement, in connection with any offering of New Securities by the Corporation, each and every share of Series B/B-2 Preferred held by such holder (and any future permitted transferee of such shares) shall immediately and automatically prior to the applicable Closing no longer be entitled to an adjustment of its applicable Series B Preferred Conversion Price for issuances of Additional Shares of Common Stock at prices below the then applicable Series B Preferred Conversion Price, as applicable, for such shares as otherwise provided in accordance with the provisions of Section B.4(i) above. In the event the provisions of this Section B.4(s) result in more than one Series B Preferred Conversion Price for the Series B/B-2 Preferred, the Secretary of the Corporation shall keep a written ledger identifying the Series B Preferred Conversion Price in effect for each share of Series B/B-2 Preferred outstanding, which information shall be made available to any person upon request.

          5.     REDEMPTION.

          a.     The Corporation shall be obligated to redeem the Series C Preferred Stock as follows:

            (i)    The holders of at least fifty-one percent (51%) of the then outstanding shares of Series C Preferred Stock, voting together as a single class (the "Requesting Holders"), may, upon written notice to the Corporation (the "Redemption Request"), require the Corporation, to the extent it may lawfully do so and subject to Section 5.d below, require the Corporation to redeem (i) up to fifty-percent (50%) of the outstanding Series C Preferred Stock after the fifth anniversary of the Original Issue Date and (ii) up to all of the outstanding Series C Preferred Stock after the sixth anniversary of the Original Issue Date. If so required, the Corporation shall effect such redemption on the Redemption Date (as defined below) by paying in cash (or in such other form of consideration as the Corporation and the Requesting Holders may mutually agree) in exchange for the shares of Series C Preferred Stock to be redeemed a sum equal to the greater of (i) the applicable Original Issue Price per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof), and (ii) an amount per share equal to the fair market value of the shares of Series C Preferred Stock to be redeemed, in each case plus declared and unpaid dividends with respect to such shares. The fair market value of the shares of Series C Preferred Stock shall be determined as follows:

              (a)   By the Corporation and the Requesting Holders;

              (b)   If the Corporation and the Requesting Holders cannot agree upon the fair market value, the fair market value of the shares of Series Preferred shall be determined as follows:

                (1)   an appraiser shall be approved by the Board (the "Board Appraiser"), the fees and expenses of the Board Appraiser to be borne by the Corporation;

                (2)   an appraiser shall be approved by the Requesting Holders (the "Series Preferred Appraiser"), the fees and expenses of the Series Preferred Appraiser to be borne by the Corporation;

                (3)   The Board Appraiser and the Series Preferred Appraiser shall then approve, in a manner to be mutually agreed upon, an appraiser (the "Final Appraiser"), who shall, in his sole discretion, determine the fair market value of the shares of Series Preferred. The fees and expenses of the Final Appraiser shall be borne by the Corporation.

    The total amount to be paid for the shares of Series C Preferred Stock to be redeemed is hereinafter referred to as the "Redemption Price", and shall be set forth in the Redemption Notice.

            (ii)   Within the later of (x) 30 days after its receipt of the Redemption Request and (y) 2 days of a determination of the fair market value of the shares of Series Preferred by the Final Appraiser, if any, the Corporation shall send a notice (a "Redemption Notice") to all holders of Series C Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates; and (C) the date on which such redemption shall occur (the "Redemption Date"), which date shall be within 30 days after the delivery of the Redemption Notice. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent legally possible by paying in cash the aggregate Redemption Price therefor. If at any time thereafter when additional funds of the Corporation shall have become legally available for the redemption of the remaining shares, such funds will immediately be used to redeem the balance of the shares which the Corporation has not redeemed.

          b.     On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. The balance of any funds deposited by the Corporation pursuant to this Section B.6 remaining unclaimed at the expiration of one year following the Redemption Date shall be returned to the Corporation promptly upon its written request, provided, however that the return of such funds to the Corporation shall in no way relieve the Corporation of its obligation to pay the Redemption Price of the shares to their respective holders upon the surrender of their share certificates.

          c.     On or after the Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holder of such shares as holder of Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of such holder's certificates), shall cease and terminate with respect to such shares; provided, however, that the Requesting Holders shall have the right to withdraw their Redemption Request at any time prior to actual redemption of the shares, in which case the holders of Series C Preferred Stock shall retain their shares of Series C Preferred Stock and all rights, preferences and privileges associated therewith, subject to reimbursement of the Corporation by the Requesting Holders of all expenses incurred by the Corporation in complying with such Redemption Request, unless the withdrawal is based upon material information concerning the Corporation of which the Requesting Holders were not aware at the time of such request, in which case such reimbursement shall not be required; provided further that in the event that shares of Series C Preferred Stock are not redeemed due to a default in payment by the Corporation, such shares of Series C Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

          d.     Notwithstanding anything to the contrary set forth in this Section B.5., the redemption rights held by the holders of the Series C Preferred Stock shall be subordinate to any restrictions on the redemption of the Corporation's capital stock set forth in any instrument governing debt incurred by the Corporation solely to finance the acquisition or lease of equipment or leaseholds by the Corporation ("Senior Debt"); provided, however, that the Corporation may not incur more than $2,000,000 in Senior Debt during any one-year period after the Original Issue Date; and provided, further, that the Corporation shall at no time prior to the fourth anniversary of the Original Issue Date have more than $5,000,000 of Senior Debt outstanding in addition to any Senior Debt outstanding as of the Original Issue Date.

          6.     RESTRICTIONS AND LIMITATIONS.

          a.    Separate Vote of Series A Preferred Stock.    Consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock shall be required for any action which:

            (i)    changes any of the rights, preferences or privileges of or materially adversely affects the rights of the Series A Preferred Stock;

            (ii)   authorizes the Corporation to redeem, purchase or otherwise acquire for value any shares of the Series A Preferred Stock, except by conversion of such Series A Preferred Stock in accordance with Section B.4 above and except as otherwise provided herein;

            (iii) authorizes, creates or issues shares of any class of stock ranking senior to or in parity with the Series A Preferred Stock with respect to liquidation preferences, redemption rights or dividend rights;

            (iv)  reduces the amount payable to holders of the Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

            (v)   adversely affects the liquidation preferences, redemption rights, dividend rights or voting rights of the holders of the Series A Preferred Stock;

            (vi)  cancels or modifies the Conversion Rights of the holders of the Series A Preferred Stock;

            (vii) provides for the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of the Corporation;

            (viii) authorizes any reorganization transaction, whether by merger, consolidation, reorganization, sale of capital stock or sale of substantially all of the Corporation's assets, in which control of the voting securities or assets of the Corporation is transferred in any way to persons or entities who were not stockholders of the Corporation immediately prior to such event; or

            (ix)  amends or modifies the rights of the holders of any other series of Preferred Stock to confer on the holders of the shares of any such series of Preferred Stock rights or preferences that are not held by the holders of Series A Preferred Stock.

          b.    Separate Vote of Series B/B-2 Preferred.    Consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B/B-2 Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions:

            (i)    any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B/B-2 Preferred;

            (ii)   any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

            (iii) any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series B/B-2 Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

            (iv)  any redemption, repurchase, payment of dividends (other than Common Stock dividends) or other distributions with respect to Junior Stock (except for acquisitions of Common Stock or Series Preferred by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer);

            (v)   authorization of any reorganization transaction, whether by merger, consolidation, reorganization, sale of capital stock or sale of substantially all of the Corporation's assets, in which control of the voting securities or assets of the Corporation is transferred in any way to persons or entities who were not stockholders of the Corporation immediately prior to such event;

            (vi)  any action that results in the Corporation's incurrence of an obligation in excess of $500,000 in connection with any single transaction or any series of related transactions, unless approved by a two-thirds (2/3) majority of the directors then serving on the Board of Directors;

            (vii) any increase or decrease in the authorized number of members of the Corporation's Board of Directors; or

            (viii) any permission or consent to the transfer by any stockholder of voting securities, in any single transaction or series of related transactions by such stockholder within a twelve (12)-month period, representing twenty percent (20%) or more of the votes represented by all outstanding voting securities of the Corporation to any third-party other than the Corporation (excluding transfers to a stockholder's affiliated partnerships, trusts or entities, transfers resulting from judicial or other governmental consents or orders, transfers following the death or dissolution of a stockholder, transfers from a trust to a trustee or beneficiary, distributions by a partnership, limited liability company or corporation to its partners, members and stockholders, respectively, and any transfer by gift to the ancestors, descendants, siblings or spouse of a stockholder or to trusts for the benefit of such persons). Notwithstanding the foregoing, in no event shall the Corporation be required to exercise any applicable rights of first refusal or repurchase rights with respect to any voting securities of the Corporation to the extent that the Corporation determines that its exercise of such rights would violate applicable laws, rules or regulations.

          c.    Separate Vote of Series C Preferred Stock.    Consent of the holders of at least fifty-one percent (51%) of the outstanding Series C Preferred Stock, voting together as a single class, shall be necessary for effecting or validating the following actions:

            (i)    authorization of any reorganization transaction, whether by merger, consolidation, reorganization, sale of capital stock or sale, lease or disposition of substantially all of the Corporation's assets, in which control of the voting securities or assets of the Corporation is transferred in any way to persons or entities who were not stockholders of the Corporation immediately prior to such event;

            (ii)   any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), including through a merger, reclassification, recapitalization, reorganization or otherwise;

            (iii) any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series C Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

            (iv)  any redemption, repurchase, payment of dividends or other distributions (of cash or property) with respect to the Common Stock or Series Preferred except for (A) in exercise of the Corporation's right of first refusal upon a proposed transfer or (B) optional repurchases by the Corporation in the ordinary course of Common Stock or Series Preferred from employees in connection with a stock purchase or stock option plan that permits the Corporation to repurchase such shares upon the termination of such employee's services to the Corporation, as long as such repurchases (i) are approved by the Board, and (ii) do not result in expenditures by the Corporation in excess of $100,000 in the aggregate during any twelve (12)-month period;

            (v)   any increase or decrease in the authorized number of members of the Corporation's Board of Directors;

            (vi)  any action involving the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of the Corporation;

            (vii) any increase in the number of shares of Common Stock reserved for issuance under the Corporation's 2001 Equity Incentive Plan or any other stock option plan;

            (viii) any action that results in the Corporation's incurrence of an obligation in excess of $500,000 in connection with any single transaction or any series of related transactions, unless approved by a two-thirds (2/3) majority of the directors then serving on the Board of Directors

            (ix)  any acquisition, investment or expenditure that results in the Corporation's incurrence of an obligation in excess of $1,000,000 in connection with any single transaction or any series of related transactions;

            (x)   any sale, lease or disposal of the Corporation's assets outside of the ordinary course of business for an amount in excess of $1,000,000 in connection with any single transaction or any series of related transactions;

            (xi)  expenditures not approved by the Board of Directors in connection with the annual budget of the Corporation in excess of an aggregate of $750,000 during any twelve (12)-month period; or

            (xii) any permission or consent to the transfer by any stockholder of voting securities, in any single transaction or series of related transactions by such stockholder within a twelve (12)-month period, representing twenty percent (20%) or more of the votes represented by all outstanding voting securities of the Corporation to any third-party other than the Corporation (excluding transfers to a stockholder's affiliated partnerships, trusts or entities, transfers resulting from judicial or other governmental consents or orders, transfers following the death or dissolution of a stockholder, transfers from a trust to a trustee or beneficiary, distributions by a partnership, limited liability company or corporation to its partners, members and stockholders, respectively, and any transfer by gift to the ancestors, descendants, siblings or spouse of a stockholder or to trusts for the benefit of such persons). Notwithstanding the foregoing, in no event shall the Corporation be required to exercise any applicable rights of first refusal or repurchase rights with respect to any voting securities of the Corporation to the extent that the Corporation determines that its exercise of such rights would violate applicable laws, rules or regulations.

V.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, subject to the provisions of Section B.6 of Article IV above, both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power, subject to the provisions of Section B.6 of Article IV above, to adopt, amend, repeal or otherwise alter the Bylaws.

VI.

        Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

        The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

VIII.

        A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        This Amended and Restated Certificate has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law by the Board of Directors and the stockholders of the Corporation.

        IN WITNESS WHEREOF, this AMENDED AND RESTATED CERTIFICATE OF INCORPORATION has been executed by the undersigned duly authorized officer of the Corporation on March 26, 2004.

FAVRILLE, INC.

By:	/s/ JOHN P. LONGENECKER
Name:	John P. Longenecker
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
FAVRILLE, INC.

        John P. Longenecker, Ph.D. hereby certifies that:

        ONE:    The name of this corporation is FAVRILLE, INC. (the "Corporation").

        TWO:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 2000, an Amended and Restated Certificate of Incorporation of the Corporation was filed on January 26, 2000, an Amended and Restated Certificate of Incorporation of the Corporation was filed on April 13, 2000, an Amended and Restated Certificate of Incorporation of the Corporation was filed on March 23, 2001, a Certificate of Amendment of the Corporation was filed on March 14, 2002, an Amended and Restated Certificate of Incorporation of the Corporation was filed on April 25, 2002, a Certificate of Amendment of the Corporation was filed on March 25, 2003, an Amended and Restated Certificate of Incorporation of the Corporation was filed on June 23, 2003, and an Amended and Restated Certificate of Incorporation of the Corporation was filed on March 26, 2004 (the "Restated Certificate").

        THREE:    He is the duly elected and acting Chief Executive Officer of the Corporation.

        FOUR:    Section A of Article IV of the Restated Certificate shall be amended and restated in its entirety to read as follows:

    "This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Forty Million Eight Hundred Seventy-Two Thousand Six Hundred Thirteen (140,872,613). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock this Corporation shall have authority to issue is Seventy-Nine Million Five Hundred Fifty Thousand (79,550,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Sixty-One Million Three Hundred Twenty-Two Thousand Six Hundred Thirteen (61,322,613), of which Six Million Forty Thousand (6,040,000) shall be designated "Series A Preferred Stock", of which Thirteen Million Nine Hundred Forty-Eight Thousand Five Hundred and Three (13,948,503) shall be designated "Series B Preferred Stock", of which Eight Million Seven Hundred Twenty-Five Thousand Four Hundred Fourteen (8,725,414) shall be designated "Series B-2 Preferred Stock" and of which Thirty-Two Million Six Hundred Eight Thousand Six Hundred Ninety-Six (32,608,696) shall be designated "Series C Preferred Stock."The Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock are referred to herein collectively as the "Series Preferred." The Series B Preferred Stock and Series B-2 Preferred Stock are referred to herein collectively as the "Series B/B-2 Preferred.""

        FIVE:    This Certificate of Amendment has been duly approved by the Corporation's Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL") and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

        IN WITNESS WHEREOF, FAVRILLE, INC. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of April 6, 2004.

FAVRILLE, INC.

By:	/s/ JOHN P. LONGENECKER, PH.D.
Name:	John P. Longenecker, Ph.D.
Its:	Chief Executive Officer

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FAVRILLE, INC.
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FAVRILLE, INC.